Exhibit 10.30

CONFIDENTIAL SETTLEMENT AND MUTUAL RELEASE OF ALL CLAIMS

This Confidential Settlement Agreement and Mutual Release of All Claims (“Agreement”) is entered into by and between PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware Corporation, on behalf of itself and its subsidiaries (collectively, “PDN”), and MATTHEW B. PROMAN (“Proman”). PDN and Proman shall collectively be referred to herein as the “Parties.”

Recitals

WHEREAS, on or about September 24, 2014, PDN executed a Seller Promissory Note in the principal amount of $445,000 in favor of Proman (“Note”).

WHEREAS, on or about July 16, 2015, the Parties executed a Confidential Separation Agreement and Mutual Release of Claims (“Separation Agreement”).

WHEREAS, on or about November 11, 2015, PDN filed a Claim against Proman with the American Arbitration Association, Case # 01-15-0005-6408, alleging breaches by Proman of the Separation Agreement (“Arbitration”).

WHEREAS, Proman has raised, but has not asserted, potential claims against PDN, including allegations that PDN has breached the Note (“Unasserted Claims”).

WHEREAS, the Parties desire to compromise, settle and resolve all claims that they have or may have against each other arising out of or relating to the Separation Agreement, Arbitration, the Unasserted Claims, and the Note.

WHEREAS, the Parties understand and agree that entry into this Agreement is a compromise of disputed claims and is not to be construed as an admission of liability by any of the Parties and that the Parties deny any and all liability and intend merely to avoid the expense and inconvenience of further litigation by entering into this Agreement.

Agreement and Release

NOW THEREFORE, in consideration of the mutual promises and agreements, covenants, and provisions contained in this Agreement, the Parties agree on the following terms:

1.          Effective Date. This Effective Date of this Agreement will be the date this Agreement is signed by representatives for each of the Parties (“Effective Date”).

2.          Additional Consideration.  PDN shall pay to Proman at the closing of the control transaction, the sum of $300,000.00.

3.          Separation Agreement and Note Terminated. Except as otherwise stated in this Agreement, the Separation Agreement, the Note, and all of their respective terms and provisions are terminated as of the Effective Date and shall have no force or effect thereafter.  In the event of a conflict between the terms of this Agreement and the terms of the Separation Agreement and/or the Note, the terms of this Agreement shall control.

4.          Co-Sale Rights Preserved.  Notwithstanding the termination of the Separation Agreement, Proman shall maintain a co-sale right in connection with the issuance by PDN of any shares of its common stock at a 1 for 1 ratio, with the exception of shares issued by PDN pursuant to a Board-approved employee incentive plan.  Accordingly, for each share of its common stock PDN proposes to be issued and sold, Proman would have the right to sell one of his shares of PDN common stock.

5.          Existing Warrants and Options Preserved.  Nothing in this Agreement shall in any manner extinguish, limit or otherwise effect options or warrants held by Proman as of the Effective Date, and all such options and warrants shall continue to be governed by the Parties’ 2014 Merger Agreement and associated documents.

6.          Mutual Release.  Each Party, and their successors in interest, hereby mutually release the other Party and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former directors, officers, executives, employees, agents, attorneys, insurers, legal successors, assigns, and affiliates of and from any and all claims, actions and causes of action, whether now known or unknown, which any Party now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Effective Date, including, but not limited to, the claims asserted in the Arbitration, the Unasserted Claims, any claims arising from or related to the Separation Agreement, and any claims arising from or related to the Note.  The Parties specifically recognize that PDN contemplates a change of control transaction with Cosmic Forward Limited (“CFL”), pursuant to that certain Stock Purchase Agreement, dated as of August 12, 2016, by and between PDN and CFL, and Proman recognizes and agrees that PDN’s affiliates specifically include CFL and its shareholders (Messrs. Michael Wang, Jinbo Song, Yong Xiong Zheng and Nan Nan Kou), and therefore Proman agrees that his promises, covenants and agreements in this Agreement apply also to CFL and its shareholders.

7.          Section 1542 Waiver. Proman acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Proman waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

8.          Confidentiality. Each Party to this Agreement agrees that he or it shall not directly or indirectly disclose any of the terms of the Agreement, this Agreement or negotiations relating to this Agreement, except: (i) by court order or validly issued subpoena; (ii) in an action or other proceeding among the Parties hereto, or any of them, regarding enforcement of the terms of this Agreement; (iii) by agreement, in writing, among the Parties to this Agreement; (iv) by the Parties to their counsel, auditors, accountants, insurers, reinsurers, and agents; or (v) as otherwise required by law, rule or regulation. If any Party to this Agreement is served with a demand or request to produce this Agreement, or the information contained herein (whether expressly or otherwise), such Party shall give written notice to the other Party. Such notice shall be given within ten (10) days of the receipt of such disclosure demand or request, unless ten (10) days’ notice would not permit sufficient time in which to allow the other Party to assert any interest in prohibiting the requested disclosure. In such case, the Party being requested to make the disclosure shall give written notice to the other Party as soon as possible.

9.          Non-Disparagement.

a.          Proman agrees that he will not discuss, comment upon, disparage (i.e., make any negative statement), or disclose any information, in any manner or form, directly or indirectly, to any person or entity, about PDN, it officers, directors, agents, other employees, or other representatives, its business or operations, and/or any aspect of Proman’s employment with PDN; provided, however, that Proman can provide factual information (i) only about his professional accomplishments and tasks performed while employed by PDN, and  (ii) only in communications with prospective employers or business partners, consistent with his obligations under this Agreement, his other agreements with PDN, and any other applicable contractual or legal obligations. No other disclosures by Proman permissible in this context.

b.          PDN, its executives, control employees, directors, officers, agents, and attorneys will not, at any time in the future, make any critical or disparaging statements about Proman to any third-parties (including, without limitation, any print or broadcast media).

c.          The Parties specifically recognize and agree that, in the event either makes or engages in any discussion, commentary, disparagement, negative statement, or disclosure of information enumerated in Sections 9(a) or 9(b) about Proman (if by PDN) or about any individual officer or director (if by Proman), this Agreement in no way prohibits or constrains Proman or that officer or director from taking any steps, including making any public communications they deem necessary, in order to respond to the other’s communications.

d.          The Parties agree that this Paragraph 9 is a core provision of this Agreement, and that the failure to comply with it shall be a material breach of this Agreement.

10.         Acknowledgement of Materiality and Reasonableness of Terms.

a.          The Parties acknowledge and agree that the covenants set forth in Sections 8 and 9 of this Agreement:

i.	are essential and material terms of this Agreement, and that the Parties would not agree to settle and compromise the Parties’ disputes in the absence of these covenants;

ii.	are supported by adequate consideration as set forth in this Agreement;

iii.	are reasonable and necessary for and tailored to protect Parties’ legitimate business interests, including without limitation the Parties’ reputation, goodwill, confidential information, and customer base;

iv.	do not and will not prevent Proman from earning a livelihood, and/or place any undue restraint or hardship upon Proman;

v.	are not in conflict with or injurious to any public interest.

b.          The Parties acknowledge and agree that they: (i) fully understand the covenants set forth in Sections 8 and 9 of this Agreement; (ii) have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement; (iii) have voluntarily agreed to comply with these covenants.

c.          The Parties knowingly and willingly agree not to challenge, argue, or contend in any way that the covenants set forth in Sections 8 and 9 of this Agreement are unenforceable or unreasonable, including without limitation unenforceable or unreasonable in scope, territory, or period of time.  However, if any court or other tribunal shall at any time hold these covenants to be unenforceable or unreasonable, including without limitation unenforceable or unreasonable in scope, territory or period of time, then the court or other tribunal shall determine how to cure the covenants to make them reasonable in the eyes of that court or tribunal.

11.        Remedies: Injunctive Relief and Liquidated Damages.

a.          The Parties acknowledge and agree that any actual or threatened breach of the covenants set forth in Sections 8 and/or 9 of this Agreement will result in irreparable and continuing damage to the other party, for which there will be no adequate remedy at law. In the event of any actual or threatened breach of these covenants, the non-breaching party shall be entitled to:  (i) injunctive relief, including the right to a temporary restraining order and/or preliminary injunction, and may do so without posting of any bond or other security, showing actual damages, or showing that monetary damages are an inadequate remedy at law, (ii) other equitable or declaratory relief, as may be proper, and (iii) recover its attorneys’ fees, expenses, and court costs.  If either party violates Sections 8 and/or 9 of this Agreement, the time periods described herein shall be extended by that number of days which equals the aggregate of all days during which at any time such violations occurred.

b.          In the event that either party violates the covenants in Sections 8 and/or 9, of this Agreement, it agrees that the amount of actual damages or loss sustained by the other party will be uncertain, difficult to compute, and irreparable. The Parties therefore agree that the measure hereinafter provided represents the product of their good faith negotiations with one another. Accordingly, each party acknowledges and agrees that if it violates the covenants set forth in Sections 8 and/or 9 of this Agreement, the other party shall be entitled to the following liquidated damages: (i) if breached by Proman, his forfeiture of all of his existing options and warrants, regardless of their status in-the-money or not; and payment of $300,000 to PDN; (ii) if breached by PDN, payment of $300,000 to Proman. The Parties acknowledge and agree that this liquidated damages provision is reasonable based on the types of damages that could result from either party’s breach of the covenants set forth in Sections 8 and/or 9 of this Agreement.

c.          Proman acknowledges and agrees that his violation of the covenants in Section 9 of this Agreement with respect to individual officers and/or directors will result in irreparable and continuing damage to those individual officers or directors for which there will be no adequate remedy at law.  Proman acknowledges and agrees that such damage is distinct from any damage that may have been caused to PDN and that any individual officers or director who is so effected shall therefore be entitled to:  (i) injunctive relief, including the right to a temporary restraining order and/or preliminary injunction, and may do so without posting of any bond or other security, showing actual damages, or showing that monetary damages are an inadequate remedy at law, (ii) other equitable or declaratory relief, as may be proper, and (iii) to recover his or her attorneys’ fees, expenses, and court costs.  Provided, nothing in this Agreementshall be construed to in any way limit any individual officer’s or director’s rights of recourse or degree of damages should Proman violate or threaten to violate the covenants in Section 9 of this Agreement.

d.          The remedies herein provided may be cumulative and no single remedy may be construed as exclusive of any other or of any remedy provided at law. Failure to exercise any remedy at any time shall not operate as a waiver of the right to exercise any remedy for the same or subsequent breach at any time thereafter.

12.         Miscellaneous.

a.          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall be binding upon the Person executing the same.  This Agreement may be executed by a signature page delivered by fax or by a PDF file via email.

b.          This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of laws principles.  If any action is brought to enforce the terms of this Agreement, or any part hereof, or regarding the applicability of or validity of this Agreement, the action shall be brought in the federal or state courts in Cook County, Illinois; and each party to this Agreement consents to personal jurisdiction and venue by such courts over such Person and waives any defense of venue or inconvenient forum with respect thereto.

c.          This Agreement may be amended only by a writing specifically referring to this Agreement that is dated after the date hereof and signed by or on behalf of each of the parties hereto.  Any waiver of any party’s rights is effective only if in writing signed by such party and any such waiver shall be effective only for the specific matter waived and shall not be deemed to apply to any other conduct, provision, or other matter.  No amendment or waiver of any provision of this Agreement by oral communication or course of dealing shall be effective.

d.          This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject hereof and supersedes any prior negotiations, representations, or agreements, written or oral, with respect to such subject matter, none of which prior matters shall be binding upon the parties or have any legal effect.

e.           No inducement, warranty, or representation other than as set forth in this Agreement has been made or offered, or relied or agreed upon.  And each party acknowledges that it has not executed this Agreement in reliance on any inducement, warranty, or representation other than as set forth in this Agreement.

f.           This Agreement was negotiated between the parties at arms’ length.  Each party had the opportunity to, and did, consult with independent legal counsel.  None of the parties will be entitled to have any language contained in this Agreement construed against the other because of the identity of the drafter.

g.          Each party shall bear its own costs and attorneys’ fees with respect to the preparation and execution of this Agreement.

h.          This Agreement binds and inures to the benefit of the successors and assigns of each party.

i.           The recitals set forth above are incorporated in this Agreement as though fully set forth herein.

j.           In this Agreement:  (i) all pronouns and any variations thereof, and all defined terms, appearing herein shall be deemed to refer to the masculine, feminine, neutral, singular, or plural, as the identity of the Person or Persons or the context may require; (ii) “including” shall mean “including without limiting the generality of the foregoing;” (iii) “herein,” “hereof,” and words of similar meaning refer to this Agreement as a whole; and (iv) section titles or headings are included only for ease of reference and have no substantive effect.

EXECUTED:

By PDN	By Proman

/s/ Christopher Wesser	/s/ Matthew Proman
Christopher Wesser	Matthew Proman
EVP, General Counsel & Secretary

Dated:	Dated:

11/4/2016	11/4/2016